July 2012 Filed pursuant to Rule 433 dated July 13, 2012 relating to Amendment No. 1 to Preliminary Pricing Supplement No. 256 dated July 13, 2012 to Registration Statement No. 333-178081
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index
Unlike ordinary debt securities, the Contingent Income Securities due July 25, 2017, All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index, which we refer to as the securities, do not provide for the regular payment of interest or guarantee the return of any principal at maturity.  Instead, the securities offer the opportunity for investors to earn a contingent monthly payment but only if the index closing value of the S&P 500® Index on the applicable monthly determination date is greater than or equal to 70% of the initial index value, which we refer to as the downside threshold level.  If the index closing value is less than the downside threshold level on any determination date, you will not receive any contingent monthly payment for that monthly period.  As a result, investors must be willing to accept the risk of not receiving any contingent monthly payment during the entire five-year term of the securities.  In addition, at maturity, if the final index value is less than the downside threshold level, investors will be exposed to the decline in the closing value of the S&P 500® Index and the payment at maturity will be less than 70% of the stated principal amount of the securities and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  Investors will not participate in any appreciation of the S&P 500® Index.  The securities are for investors who seek an opportunity to earn interest at an above-market rate in exchange for the risk of losing their principal and the risk of receiving no contingent monthly coupon when the S&P 500® Index on the related determination date closes below the downside threshold level.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 20, 2012
Original issue date:	July 25, 2012 (3 business days after the pricing date)
Maturity date:	July 25, 2017
Contingent monthly payment:	•
If, on any determination date, the index closing value on such date or the final index value, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of $7.9167 (corresponding to 9.5% per annum of the stated principal amount) per security on the related contingent payment date.

•
If, on any determination date, the index closing value on such date or the final index value, as applicable, is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Payment at maturity:	•	If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
	•	If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value.
Downside threshold level:	70% of the initial index value
Initial index value:	The index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the final determination date.
Determination dates:
Three business days prior to the related contingent payment date, except that the determination date immediately preceding the maturity date, which we refer to as the final determination date, shall be the second business day prior to the maturity date.  The determination dates are subject to postponement due to non-index business days or certain market disruption events.

Contingent payment dates:
The 25th day of each month, beginning August 25, 2012; provided that if any such day is not a business day, that contingent monthly payment will be made on the next succeeding business day and no adjustment will be made to any contingent monthly payment made on that succeeding business day.

CUSIP:	617482V43
ISIN:	US617482V438
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer
Per security	$1,000	$	$
Total	$	$	$
(1)
Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC (“MS & Co.”), a fixed sales commission of $       for each security they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement, index supplement  and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Amendment No. 1 to Preliminary Pricing Supplement No. 256 dated July 13, 2012	Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Investment Overview

The Contingent Income Securities due July 25, 2017, All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index, which we refer to as the securities, provide an opportunity for investors to earn a contingent monthly payment, which is an amount equal to $7.9167 (corresponding to 9.5% per annum of the stated principal amount) per security but only if the index closing value of underlying index, on the applicable monthly determination date is greater than or equal to 70% of the initial index value, which we refer to as the downside threshold level.  The contingent monthly payment, if any, will be payable monthly on the contingent payment date, which is the 25th day of each month, beginning August 25, 2012; provided that if any such day is not a business day, that contingent monthly payment will be made on the next succeeding business day and no adjustment will be made to any contingent monthly payment made on that succeeding business day.  It is possible that the index closing value of the underlying index could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent monthly payments during the entire term of the securities.

If the final index value is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent monthly payment with respect to the final determination date.  However, if the final index level is less than the downside threshold level, investors will be exposed to the decline in the index closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and will receive an amount of cash that is less than the stated principal amount in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be less than 70% of the stated principal amount of the securities and could be zero.  Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent monthly payment.  In addition, investors will not participate in any appreciation of the underlying index.

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on July 12, 2012:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	1,334.76
52 Weeks Ago:	1,313.64
52 Week High (on 4/2/2012):	1,419.04
52 Week Low (on 10/3/2011):	1,099.23

Underlying Index Daily Closing Values January 1, 2007 to July 12, 2012

July 2012	Page 2

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent monthly payment corresponding to 9.5% per annum of the stated principal amount but only if the index closing value on the applicable monthly determination date or the final index value, as applicable, is greater than or equal to 70% of the initial index value, which we refer to as the downside threshold level.  The payment at maturity will vary depending on the final index value as follows:

Upside Scenario: A contingent monthly payment is paid for some or all monthly periods and you receive your principal back at maturity
This scenario assumes that the underlying index closes at or above the downside threshold level on some or all of the monthly determination dates, including the final determination date.  Investors receive the contingent monthly payment for each such determination date and the stated principal amount at maturity.

Downside Scenario: No contingent monthly payment is paid during the term of the securities or is paid for only a limited number of monthly periods and your payment at maturity is exposed to the negative performance of the underlying index

This scenario assumes that the underlying index closes below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date.  Since the underlying index closes below the downside threshold level on all or nearly all of the monthly determination dates, including the final determination date, investors receive contingent monthly payments for only a limited number of contingent payment dates.  At maturity, because the underlying index closes below the downside threshold level on the final determination date, investors receive a principal payment that is less than the stated principal amount of the securities and could be zero.

Summary of Selected Key Risks (see page 11)

▪	The securities do not guarantee the return of any principal.

▪	You will not receive any contingent monthly payment for any monthly period where the index closing value on the related determination date is less than the downside threshold level.

▪	The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the index closing value of the underlying index on the specified determination dates.

▪	Investors will not participate in any appreciation in the value of the underlying index.

▪	The market price of the securities may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the level of market interest rates.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investing in the securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	Adjustments to the underlying index by the index publisher could adversely affect the value of the securities.

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Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, do not guarantee any repayment of principal at maturity and have the terms described in the accompanying preliminary pricings supplement, prospectus supplement, index supplement and the prospectus.  The securities provide a contingent monthly payment corresponding to 9.5% per annum of the stated principal amount but only if the index closing value of the underlying index on the applicable monthly determination date is greater than or equal to the downside threshold level.  Investors must be willing to accept the risk of not receiving any contingent monthly payments and also the risk of receiving less than their initial investment at maturity, which will occur if the final index value is less than the downside threshold level.  Under this scenario, you could lose your entire investment. The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 20, 2012	July 25, 2012 (3 business days after the pricing date)	July 25, 2017, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Contingent monthly payment:
▪  If, on any determination date, the index closing value on such date or the final index value, as applicable, is greater than or equal to the downside threshold level, we will pay a contingent monthly payment of $7.9167 (corresponding to 9.5% of the stated principal amount) per security on the related contingent payment date.

▪  If, on any determination date, the index closing value on such date or the final index value, as applicable, is less than the downside threshold level, no contingent monthly payment will be made with respect to that determination date.

Record date:	One business day prior to the related contingent payment date; provided that the record date for the contingent payment date scheduled to occur on the maturity date will be the maturity date.
Payment at maturity:	▪ If the final index value is greater than or equal to the downside threshold level:	(i) the stated principal amount plus (ii) the contingent monthly payment with respect to the final determination date
	▪ If the final index value is less than the downside threshold level:	(i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The final index value divided by the initial index value.
Downside threshold level:	70% of the initial index value
Initial index value:	The index closing value of the underlying index on the pricing date.
Final index value:	The index closing value of the underlying index on the final determination date.
Index closing value
On any index business day, the official closing value of the underlying index published at the regular official weekday close of trading on such index business day by the underlying index publisher, as determined by the calculation agent.

Determination dates:
Three business days prior to the related contingent payment date, except that the determination date immediately preceding the maturity date, which we refer to as the final determination date, shall be the second business day prior to the maturity date.  The determination dates are subject to postponement due to non-index business days or certain market disruption events.

Contingent payment dates:
The 25th day of each month, beginning August 25, 2012; provided that if any such day is not a business day, that contingent monthly payment will be made on the next succeeding business day and no adjustment will be made to any contingent monthly payment made on that succeeding business day.

Postponement of contingent payment dates and maturity date:
If any scheduled determination date (including the final determination date) is non-index business day or if a market disruption event occurs on that day so that such determination date is postponed and falls less than two business days prior to the scheduled contingent payment date (or maturity date), the contingent payment date (or maturity date) of the securities will be postponed to the second business day following that determination date (or final determination date) as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 11.

July 2012	Page 4

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482V43
ISIN:	US617482V438
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  We intend to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent monthly payment that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

▪  any contingent monthly payment on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes; and

▪  upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the U.S. Holder has held the securities for more than one year, and short-term capital gain or loss otherwise.

Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the section

July 2012	Page 5

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in the stocks constituting the underlying index, in futures and/or options contracts on the underlying index or its component stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial index value and, as a result, increase the downside threshold level, which is the level above which the underlying index must close on each determination date in order for you to earn a contingent monthly payment and, with respect to the final determination date, in order for you to avoid being exposed to the negative performance of the underlying index at maturity.  For further information on our use of proceeds and hedging, see “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not

July 2012	Page 6

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments.  The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities.  The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:	Selected dealers, which may include our affiliates, and their financial advisors will collectively

July 2012	Page 7

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

receive from the agent, a fixed sales commission of $      for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement, index supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

July 2012	Page 8

Contingent Income Securities due July 25, 2017
All Payments on the Securities Subject to the Downside Threshold Feature Linked to the S&P 500® Index

Hypothetical Examples

The following hypothetical examples are for illustrative purposes only.  Whether you receive a contingent monthly payment will be determined on each monthly determination date and the payment at maturity, if any, will be determined on the final determination date.  The actual initial index value and downside threshold level will be determined on the pricing date.  Any payment on the securities is subject to the credit risk of Morgan Stanley.  The numbers in the hypothetical examples may be rounded for ease of analysis.  The below examples are based on the following terms:

Hypothetical Initial Index Value:	1,300
Hypothetical Downside Threshold Level:	910, which is 70% of the hypothetical initial index value
Contingent Monthly Payment:	$7.9167 (corresponding to 9.5% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000 per security
Total Number of Determination Dates:	60

Example 1.  On 3 determination dates prior to the final determination date, the index closing value is greater than or equal to the downside threshold level of 910, and the index closing value on each other determination date prior to the final determination date is less than the downside threshold level of 910.  Therefore, you would receive the contingent monthly payment of $7.9167 with respect to those 3 determination dates, totaling $7.9167 x 3 = $23.75.  On the final determination date, the index closing value is 520, which is less than the downside threshold level.  As the final index value is less than the downside threshold level, you would receive a payment equal to the product of stated principal amount and the index performance factor, calculated as follows:

stated principal amount x (final index value / initial index value) = $1,000 x (520 / 1,300) = $400

The total payment over the term of the securities is $23.75 + $400 = $423.75 per security.

Example 2.  On 36 determination dates prior to the final determination date, the index closing value is greater than or equal to the downside threshold level of 910, and the index closing value on each other determination date prior to the final determination date is less than the downside threshold level of 910.  Therefore, you would receive the contingent monthly payment of $7.9167 with respect to those 36 determination dates, totaling $7.9167 x 36 = $285.  On the final determination date, the index closing value is 520, which is less than the downside threshold level.  As the final index value is less than the downside threshold level, you would receive a payment equal to the product of stated principal amount and the index performance factor, calculated as follows:

stated principal amount x (final index value / initial index value) = $1,000 x (520 / 1,300) = $400

The total payment over the term of the securities is $285 + $400 = $685 per security.

Example 3.  On 36 determination dates prior to the final determination date, the index closing value is greater than or equal to the downside threshold level of 910, and the index closing value on each other determination date prior to the final determination date is less than the downside threshold level of 910.  Therefore, you would receive the contingent monthly payment of $7.9167 with respect to those 36 determination dates, totaling $7.9167 x 36 = $285.  On the final determination date, the index closing value is 1,000, which is greater than the downside threshold level.  As the final index value is greater than or equal to the downside threshold level, you would receive the stated principal amount plus a contingent monthly payment with respect to the final determination date, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $7.9167 = $1,007.9167

The total payment over the term of the securities is $285 + $1,007.9167 = $1,292.92 per security.

Example 4.  On each determination date prior to the final determination date, the index closing value is greater than or equal to the downside threshold level of 910.  Therefore, you would receive the contingent monthly payment of $7.9167 with respect to each such determination date, totaling $7.9167 x 59 = $467.0853.  On the final determination date, the index closing value is

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1,680, which is greater than the downside threshold level.  As the final index value is greater than or equal to the downside threshold level, you would receive the stated principal amount plus a contingent monthly payment with respect to the final determination date, calculated as follows:

stated principal amount + contingent monthly payment = $1,000 + $7.9167 = $1,007.9167

The total payment over the term of the securities is $467.0853 + $1,007.9167 = $1,475 per security.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not guarantee the return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity.  Instead, if the final index value is less than the downside threshold level, you will be exposed to the decline in the index closing value of the underlying index, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount of cash that is less than the stated principal amount in proportion to the decline in the underlying index.  Under this scenario, the value of any such payment will be less than 70% of the stated principal amount and could be zero.

▪
You will not receive any contingent monthly payment for any monthly period where the index closing value on the related determination date is less than the downside threshold level.  You will receive a contingent monthly payment with respect to a monthly period but only if the index closing value on the related determination date is greater than or equal to the downside threshold level.  If the index closing value remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent monthly payments.

▪
The contingent monthly payment, if any, is paid on a monthly basis and is based solely on the index closing value of the underlying index on the specified determination dates.  Whether the contingent monthly payment will be made with respect to a determination date will be based on the index closing value on such date or the final index value, as applicable.  As a result, you will not know whether you will receive the contingent monthly payment until the related determination date.  Moreover, because the contingent monthly payment is based solely on the index closing value on a specific determination date, if such index closing is less than the downside threshold level, you will not receive any contingent monthly payment with respect to such determination date, even if the index closing value of the underlying index was higher on other days during the term of the securities.

▪
Investors will not participate in any appreciation in the value of the underlying index.  Investors will not participate in any appreciation in the value of the underlying index from the initial index value, and the return on the securities will be limited to the contingent monthly payments, if any, that are paid on the securities.  For example, if on the final determination date, the underlying index has appreciated 25% from the initial index value, the payment at maturity would be limited to the stated principal amount of $1,000 and the contingent monthly payment of $7.9167 (corresponding to 9.5% per annum of the stated principal amount).  Under this scenario, although the underlying index has substantially increased, your principal payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the contingent monthly payment.

▪
Market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the level of interest rates available in the market and the value of the underlying index on any day will affect the value of the securities more than any other factors.  Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the S&P 500® Index,

o	whether the index closing value of the S&P 500® Index is currently or has been below the downside threshold level on any determination date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying index or securities markets generally and which may affect the value of the underlying index,

o	dividend rates on the securities underlying the S&P 500® Index,

o	the time remaining until the securities mature,

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o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the S&P 500® Index and changes in the constituent stocks of such index, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount of $1,000 per security if the value of the S&P 500® Index at the time of sale is below the downside threshold level or if market interest rates rise.

You cannot predict the future performance of the S&P 500® Index based on its historical performance.  The value of the underlying index may decrease and be below the downside threshold level on each determination date so that you will receive no return on your investment.  There can be no assurance that the index closing value of the underlying index will be greater than or equal to the downside threshold level on any determination date so that you will receive any contingent monthly payment during the term of the securities.  See “Historical Information” on page 14.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on each contingent payment date or at maturity, and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Not equivalent to investing in the underlying index.  Investing in the securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.  One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the

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underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, increase the downside threshold level, which is the value above which the underlying index must close on each determination date in order for you to earn a contingent monthly payment and, with respect to the final determination date, in order for you to avoid being exposed to the negative performance of the underlying index at maturity.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the underlying index on the determination dates and accordingly, the payout to you at maturity and whether we pay a contingent monthly payment on the securities.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MS & Co. will determine the initial index value, the downside threshold level, the final index value, the index closing value on each determination date, whether the contingent monthly payment will be paid on each contingent payment date, whether a market disruption event has occurred, and the payment that you will receive at maturity, if any.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of the underlying index, may adversely affect the payout to you at maturity and whether we pay a contingent monthly payment.

▪
Adjustments to the underlying index could adversely affect the value of the securities. The publisher of the underlying index may add, delete or substitute the component stocks of the underlying index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the securities.  The publisher of the underlying index may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any determination date, the determination of whether the contingent monthly payment will be payable on the securities on the applicable contingent payment date or the determination of the payment at maturity, as applicable will be based on whether the value of the underlying index based on the closing prices of the stocks constituting the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance is less than the downside threshold level.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet—General Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, U.S. Holders could be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently intend to withhold on any contingent monthly payment paid to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Morgan Stanley.  See “S&P 500® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2007 through July 12, 2012.  The closing value of the underlying index on July 12, 2012 was 1,334.76.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on any observation date.

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter	1,419.04	1,278.04	1,362.16
Third Quarter (through July 12, 2012)	1,374.02	1,334.76	1,334.76

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